Exhibit 10.16

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into between AdCare Health Systems, Inc. (the “Company” or “AdCare”) and Martin D. Brew (“Employee” or “Brew”) (the Company and Employee will be collectively referred to hereinafter as the “Parties” and individually as a “Party”).

WHEREAS, Employee was employed by the Company as its Chief Financial Officer until April 16, 2013;

WHEREAS, the Company allowed Employee to resign as Senior Vice President and Chief Financial Officer and all other corporate officer positions at the Company and its subsidiaries while remaining employed with the Company for a limited period of time, and Employee did resign from such positions effective April 15, 2013, and the Company accepted such resignation in lieu of terminating Employee for cause; and the Employee and the Company have reached agreement on the timing and other terms and conditions of the Employee’s resignation of his current positions with the Company and its subsidiaries;

WHEREAS, Employee and the Company have agreed that Employee will remain employed by the Company, for a limited period of time, as Vice President, to assist the Company in its transition of his duties and responsibilities to a new Chief Financial Officer (the “Transition Period”), and that Employee’s employment with the Company will terminate no earlier than June 4, 2013 (except as provided in Paragraph 3) and no later than November 30, 2013, but in the Company’s sole discretion as to the precise date (the date after June 4, 2013 and before November 30, 2013 as of which the Company gives Employee notice that the termination of his employment will be effective is referred to herein as the “Termination Date”) unless earlier terminated for Cause or Employee’s death;

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment, on the terms set forth herein; and,

NOW THEREFORE, in consideration of Employee’s continued employment with the Company through at least June 4, 2013 (except as provided in Paragraph 3), and the severance payments and additional compensation described below, the Parties agree as follows:

1.                              Duties During Transition Period. During the Transition Period, Employee shall report to the Company’s Chief Executive Officer. The Employee shall devote such time, attention and energy to the business of the Company and performance of those duties assigned to him by the Chief Executive Officer as are necessary to properly perform such duties. The Company reserves the right to change the Employee’s position, duties, and the person to whom the Employee reports during the Transition Period, but any such change shall not effect any other provision of this Agreement. The Employee will be expected to carry out his duties, and to comply with all terms and conditions regarding the nature and manner of carrying out his duties as may be established from time to time by the Company and/or as set forth in the Company’s Employee Handbook or Manual. Employee may perform his duties and responsibilities from a remote location and will not be required to maintain specific office hours at either the Company’s Roswell or Buckhead facilities during the Transition Period. Employee will record all time spent performing services for the Company during the Transition Period and such time records will be submitted to the Company on a weekly basis. Employee will receive additional compensation of $120 per hour over and above his salary for the performance of such services during the Transition Period. Employee may take a vacation during the Transition Period in accord with the Company’s vacation policy if properly noticed.

2.                                     Compensation During Transition Period. From June 1, 2013 through the Termination Date, Employee shall be paid a salary of $20,833.33 per month, payable in bi-weekly installments on the date of the Company’s regular pay periods. Should the Termination Date occur mid-month, Employee shall be entitled only to the pro rata portion of his salary for those days worked in the month through and including the Termination Date. The Company shall reimburse any business expenses incurred by the Employee through the Termination Date that are eligible for reimbursement under Company policies, but have not yet been reimbursed, provided that the Employee submits those expenses with all required documentation and substantiation, within thirty (30) days following his Termination Date.

3.                                      Termination of Employment During Transition Period. From April 16, 2013 through and including June 4, 2013, Employee’s employment with the Company may only be terminated for “Cause,” meaning the Employee’s fraud, dishonesty or willful misconduct in his performance of his duties hereunder, or the Employee’s conviction for a crime of moral turpitude, or a material breach by Employee of this Agreement. From June 4, 2013, through and including November 30, 2013, the Company may terminate Employee’s employment in its sole discretion at any time, for any reason or no reason, and Employee’s employment with the Company during this period will be considered “at will.” The Termination Date for purposes of calculation of the start date of the severance payments set forth in Paragraph 5 of this Agreement shall be the date (not earlier than June 4, 2013 or later than November 30, 2013) as of which the Company gives Employee notice that the termination of his employment will be effective and as of which the Employee has a termination of employment that constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code. To the extent practicable, the Company will provide Employee two weeks’ prior notice before the Termination Date.

4.                                      Stock Options and Benefits During Transition Period. The Company and Employee acknowledge that Employee is a participant in the AdCare Health Systems, Inc. 2011 Stock Incentive Plan (“Stock Plan”) and that Employee and Company entered into certain agreements related to the Stock Plan: AdCare Health Systems, Inc. Incentive Stock Option Agreement Under the 2011 Stock Incentive Plan dated June 3, 2011; the AdCare Health Systems, Inc. Incentive Stock Option Agreement Under the 2011 Stock Incentive Plan dated March 16, 2012; and the AdCare Health Systems, Inc. Non-Statutory Stock Option Agreement Under the 2011 Stock Incentive Plan dated March 16, 2011 (collectively, the “Stock Option Agreements”). The Company and Employee acknowledge and agree that subject to the provisions of Section 7 of each of the Stock Option Agreements, Employee may exercise any options which vest as of the Termination Date under the Stock Plan and the Stock Option Agreements at any time within 30 days of the Termination Date. Employee further agrees that, notwithstanding anything to the contrary in the Stock Plan or any Stock Option Agreement, Employee may not exercise any options granted thereunder until the first Trading Day (as hereinafter defined) which occurs immediately after the first date on which the Company has filed with the Securities and Exchange Commission both of (a) the Company’s Annual Report on

Form 10-K for the year ended December 31, 2012 and (b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Option Exercise Date”). The Company further agrees that it will cause the Termination Date to be no more than 30 days prior to the Option Exercise Date. In addition, because he will no longer be regularly scheduled to work on a full-time basis, Employee understands and acknowledges that during the Transition Period his continuing eligibility for any and all other Company benefits shall be determined based upon his less than full-time status. Consequently, Employee may be entitled to lesser or even no such benefits during the Transition Period with such determinations based upon the applicable provisions of each benefit program. For purposes of this Agreement, “Trading Day” means a day on which the NYSE MKT LLC is open and available for trading of equity securities.

5.                                      Severance Pay. If the Company receives the Release attached hereto as Exhibit A (the “Release”), executed by Employee, upon the Termination Date and the seven (7)-day period within which Employee may revoke Employee’s acceptance of the Release, as explained in the Release has expired (and provided Employee has not exercised such right of revocation), and if Employee assists the Company during the Transition Period, and has not died or been terminated for “Cause,” the Company, beginning the first pay period after the Termination Date, shall pay to Employee the gross amount of Twenty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($20,833.33) per month through the month of November 2013 and $2,688.17 for the period from December 1, 2013 through and including December 4, 2013(the “Severance Pay”), less applicable taxes and other lawful withholdings, which shall be payable in accordance with the Company’s normal payroll schedule and practices, in equal bi-weekly installments (except if the Termination Date occurs on a date other than the first of the month, Employee will receive only a pro rata amount of severance pay equal to the percentage of the month remaining after the Termination Date). Notwithstanding the foregoing, if the seven (7) day revocation period for the Release expires after the first pay date after the Termination Date, the first payment shall be made on the day after the expiration of the revocation period.

6.                                      Consideration. Employee acknowledges that the consideration set forth herein exceeds that to which Employee would otherwise be entitled. Irrespective of whether Employee signs this Agreement, Employee will be paid all compensation earned through the Termination Date and will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or other applicable law (which rights will be explained in greater detail in a separate notice provided to Employee).

7.                                      Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a)                                anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive

Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination;

(b)                                other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment; and

(c)                                  tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims;

(d)                                 the Employment Agreement between AdCare and Employee with an effective date of July 1, 2012 (the “Employment Agreement”); and,

(e)                                  all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.

Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.

8.                                     Excluded Claims. Notwithstanding anything to the contrary, the waiver and release contained in this Agreement shall exclude any rights or claims that (a) may arise after the date on which Employee executes this Agreement; (b) cannot be released under applicable law (such as worker’s compensation and unemployment compensation claims); (c) arise under this Agreement; or, (d) arise under the Stock Plan or Stock Option Agreements. In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights. Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the breach or validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law. Also excluded from the release and waiver contained in this Agreement are any rights of indemnification and advancement of expenses that the Employee has pursuant to the Articles of Incorporation, as amended, the Code of Regulations, or applicable law. The Company agrees that the Employee’s rights in respect to indemnification and advancement of expenses shall be governed by the Articles of Incorporation and the Code of Regulations of the Company as currently in effect.

9.                                     No Other Claims. Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act [“FLSA”] and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

10.                               Further Releases Upon Termination Date. Employee agrees that as a condition to his right to receive the Severance Pay, and in consideration of the Severance Pay, he shall be required to enter into the Release attached hereto as Exhibit “A” on the Termination Date.

11.                              Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company. Such disclosure shall not disqualify Employee from receiving Separation Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 5 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

12.                               Duty to Cooperate. Employee agrees that with at least ten days prior notice from the Company, where reasonably possible, after the Termination Date and for a period of twelve months thereafter, Employee will remain reasonably available to the Company as needed to consult with the Company and to assist in the smooth transition of Employee’s duties to one or more other employees of the Company. Employee will be paid $120.00 per hour and reimbursed his reasonable expenses for any consultation sought by the Company after the Termination Date, which may include Employee’s cooperation and assistance in the defense of the Company’s interests in pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the

Company’s business activities during the period of Employee’s employment with the Company. Employee shall not, however, be paid any compensation for testifying in any deposition, arbitration, trial or administrative proceeding. Employee’s obligations under this Paragraph with respect to the defense of the Company’s interests shall survive the Termination Date and the termination of this Agreement.

13.                              Non-Disparagement. Employee will refrain from making negative or disparaging remarks about the Company or the Company Releasees. Employee will not provide information or issue statements regarding the Company or the Company Releasees, or take any other action, that would cause the Company or the Company Releasees embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.

14.                               Representations Regarding Disclosure Of Concerns. Employee represents and warrants that he is unaware of any conduct of the Company or its directors, officers or employees that would violate any state or federal law. Moreover, Employee represents and warrants that he has previously disclosed all items of concern with respect to the financial accounting practices of the Company, occurring during his tenure as the Company’s CFO, to the independent counsel for the Audit Committee of the Company’s Board of Directors.

15.                               Waiver of Future Employment With the Company. Employee agrees not to apply for employment, or seek reinstatement, with the Company (or any Company Releasee), and further agrees that the Company (and Company Releasees) has no obligation to hire or rehire Employee at any time after the Termination Date. Employee forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any Company Releasee) after the Termination Date. Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company (or any Company Releasee) may refuse to hire or rehire Employee.

16.                               Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.

17.                               Return of Company Property. Employee represents and warrants that Employee, upon the Termination Date, will return all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement and compensation and benefits-related documents concerning Employee upon the Termination Date.

18.                              Confidentiality. Employee represents and warrants that Employee has not communicated any aspect of the terms or substance of any negotiations leading up to this Agreement (the “Separation Negotiations”) to anyone other than Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor. Employee agrees that Employee will keep the terms and substance of the separation negotiations and this Agreement confidential, and that Employee will not disclose such information to anyone outside of Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor, except as may be required by law. If Employee advises anyone in Employee’s immediate family and/or Employee’s financial advisor about the separation negotiations or this Agreement, Employee agrees to advise that person of the confidentiality of the Separation Negotiations and this Agreement and to instruct that person not to disclose the terms, conditions, or substance of them to anyone. If Employee is asked about the Separation Negotiations or this Agreement, Employee agrees to limit any response to the following statement only: “The matter has been resolved.”

19.                              Consultation With Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement.

20.                               Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Boyd Gentry

Chief Executive Officer

AdCare Health Systems, Inc.

Two Buckhead Plaza

3050 Peachtree Road NW

Atlanta, GA 30305

If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.

21.                              Choice of Law. This Agreement is made and entered into in Georgia and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.

22.                               Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of any such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

23.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.                               Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.

25.                               Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. As of April 15, 2013, the Employment Agreement is terminated and the Company has no liability thereunder, provided, however, that Section 6 of the Employment Agreement shall survive its termination in accordance with its terms.

26.                               Recitals. The recitals set forth at the beginning of this Agreement are incorporated into the provisions of this Agreement.

27.                               Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

Agreed to this 31 day of May, 2013.

/s/ Martin Brew
MARTIN P. BREW

5/31/13
DATE

ADCARE HEALTH SYSTEMS, INC.

BY:	/s/ Boyd P. Gentry
ITS:	President & CEO
DATE:	5/31/13